Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of
  Duoyuan Printing, Inc. (Formerly known as Asian Financial, Inc.) and Subsidiaries
We consent to the use of our report dated September 2, 2009, with respect to the consolidated balance sheets of Asian Financial, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2009, which is incorporated in this Registration Statement on Form S-8 of Duoyuan Printing, Inc. (Formerly known as Asian Financial, Inc.).
/s/ MOORE STEPHENS WURTH FRAZER AND TORBET, LLP
Brea, California
November 10, 2009